Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$300,000,000 FIXED RATE SENIOR NOTES DUE 2016

March 4, 2013

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa3 / A+ / AA- / AAL (NEGATIVE/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: MARCH 4, 2016

TRADE DATE: MARCH 4, 2013

SETTLEMENT DATE: MARCH 6, 2013 (T+2)

REDEMPTION COMMENCEMENT DATE: FEBRUARY 3, 2016

COUPON: 0.700% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH MARCH 4 AND SEPTEMBER 4, COMMENCING ON SEPTEMBER 4, 2013 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 30 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $300,000,000

ISSUE PRICE: 99.941% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $299,373,000

PRICING BENCHMARK: UST 0.375% DUE FEBRUARY 15, 2016

BENCHMARK YIELD: 0.340%

SPREAD TO BENCHMARK: +38 BASIS POINTS

RE-OFFER YIELD: 0.720%

DENOMINATIONS: $1,000 × $1,000

LISTING: NONE

CUSIP/ISIN: 06406HCG2 / US06406HCG20

BOOKRUNNERS: BARCLAYS CAPITAL INC., BNY MELLON CAPITAL MARKETS, LLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN, SACHS & CO.

CO-MANAGERS: DREXEL HAMILTON, LLC, HSBC SECURITIES (USA) INC., JEFFERIES LLC, MFR SECURITIES, INC., MISCHLER FINANCIAL GROUP, INC., NABSECURITIES, LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by Barclays Capital Inc. at 1-888-603-5847, BNY Mellon Capital Markets, LLC at 1-800-269-6864, Citigroup Global Markets Inc. at 1-800-831-9146, or Goldman, Sachs & Co. at 1-866-471-2526.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.